Exhibit 6.10

VIRTUIX HOLDINGS INC.

AMENDMENT TO SUBORDINATED CONVERTIBLE PROMISSORY NOTES

This Amendment to Subordinated Convertible Promissory Notes (this “Amendment”) is dated as of June 3, 2020, by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), and the undersigned holders of Subordinated Convertible Promissory Notes of the Company (each, a “Note Holder”; and collectively, the “Note Holders”).

R E C I T A L S:

A.             Pursuant to the 2020 Convertible Promissory Note Purchase Agreement dated as of April 16, 2020 (the “Note Purchase Agreement”), among the Company and the investors in the Subordinated Convertible Promissory Notes of the Company listed on Schedule I thereto (the “Purchasers”), the Company issued a series of Subordinated Convertible Promissory Notes of the Company to the Purchasers (each, a “Note”; and collectively, the “Notes”), which Notes remain outstanding as of the date hereof.

B.             Under Section 9 of each of the Notes, any term of the Notes may be amended or waived with the written consent of the Company and the holders of a majority of the outstanding principal amount of all outstanding Notes (the “Requisite Holders”).

E.              The Note Holders executing this Amendment constitute the Requisite Holders on the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the undersigned Note Holders hereby agree as follows:

1.              Amendment to the Notes. Section 1(d) of each Note is hereby amended and restated in its entirety to read in full as follows:

“(d) In the event the Company proposes to consummate a Deemed Liquidation prior to a Qualified Financing, the Company shall provide the Holder with at least ten (10) business days’ prior notice, which notice shall include a summation of the principal terms of the Deemed Liquidation. The unpaid principal and accrued but unpaid interest on this Note and all of the other 2020 Notes may be converted, at the option of the Majority Note Holders, into shares of Series A Preferred Stock of the Company at a price per share equal to $2.332 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transaction with respect to the Series A Preferred Stock) at any time during the period between the date of the Company’s notice of the Deemed Liquidation and the closing of the Deemed Liquidation. If, prior to the closing of the Deemed Liquidation, this Note has not been converted into shares of Series A Preferred Stock pursuant to the prior sentence of this Section 1(d) or Section 1(c) hereof or New Preferred Stock pursuant to Section 1(a) or 1(b) hereof, then the Company shall retire this Note within ten (10) business days following the closing of such Deemed Liquidation by paying to the Holder an amount equal to the sum of (x) two (2) times the outstanding principal amount of this Note, plus (y) an amount equal to accrued but unpaid interest on this Note through and until the date of such principal repayment. Upon retirement of this Note, this Note shall be cancelled and of no further force and effect, whether or not it is delivered for cancellation.”

Amendment to Subordinated Convertible Promissory Notes – Page 1

2.              Form of Note. The Note Holders, as the Requisite Holders, hereby consent and agree that the form of Subordinated Convertible Promissory Note of the Company attached as Exhibit “A” to the Note Purchase Agreement shall be replaced by a form of Convertible Subordinated Promissory Note that includes the above-referenced amendment and restatement of Section 1(d) thereof.

3.              Miscellaneous.

(a)               Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles.

(b)              Continued Effectiveness of the Notes. Except as expressly stated in this Amendment, all terms of each and all of the Notes shall remain in full force and effect as provided therein and in accordance with the respective terms thereof.

(c)               Successors and Assigns. This Amendment shall be binding upon the Company, the Note Holders and the other Purchasers (even if not signatory hereto) and shall inure to the benefit of such parties and their respective heirs, executors, legal representatives, successors and permitted transferees.

(d)              Counterparts/Facsimile Signature Pages. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Signatures transmitted via facsimile or that are scanned and transmitted via electronic mail shall be deemed originals for purposes of this Amendment.

[Signature Pages Follow]

Amendment to Subordinated Convertible Promissory Notes – Page 2

IN WITNESS WHEREOF, the Company and the undersigned Note Holders, constituting the Requisite Holders, have executed this Amendment to Subordinated Convertible Promissory Notes as of the date first set forth above.

The Company:

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

The Note Holders:

If Note Holder is an INDIVIDUAL:

Print Name

Signature

If Note Holder is an ENTITY:

Name of Entity

By:

Name:

Title:

Amendment to Subordinated Convertible Promissory Notes – Page 3